Exhibit 20.1



                         [Letterhead of Bank One, N.A.]


July 27, 2001

                  NOTICE OF DECLARATION OF ACCELERATION DUE TO
                                EVENT OF DEFAULT
              TO THE HOLDERS OF THE HALLWOOD GROUP INCORPORATED 10%
                                 COLLATERALIZED
                             SUBORDINATED DEBENTURES
                               (THE "DEBENTURES")

CUSIP affected:      406364AH2


NOTE: THIS NOTICE CONTAINS IMPORTANT INFORMATION THAT IS OF INTEREST TO THE REGISTERED AND BENEFICIAL OWNERS OF THE SUBJECT SECURITIES. IF APPLICABLE, ALL DEPOSITORIES, CUSTODIANS AND OTHER INTERMEDIARIES RECEIVING THIS NOTICE ARE REQUESTED TO EXPEDITE RE- TRANSMITTAL TO BENEFICIAL OWNERS OF THE SECURITIES IN A TIMELY MANNER.

Dear Debenture Holder:

Bank One, NA, serves as Trustee (the "Trustee") under an Indenture (the "Indenture") dated as of August 31, 1998 between The Hallwood Group Incorporated (the "Company") and the Trustee. The Trustee provides this Notice to the holders of the above captioned Debentures (the "Holders").

Events of Default
-----------------
The Trustee hereby notifies the Holders of Events of Default under Section 501 of the Indenture. Under Section 501(e)(ii)(A), an Event of Default occurs if the Company or its subsidiaries is subjected to a case, proceeding, or other action seeking, among other things, appointment of a receiver for all or any substantial part of its assets for the benefit of its creditors which results in any such appointment. Additionally, failure to notify the Trustee of a default or event of default within five business day of its occurrence as required by section 1107 of the Indenture is an Event of Default under Section 501(c) of the Indenture.

In December 2000, The Hallwood Group Incorporated decided to discontinue and dispose of its hotel properties. In disposing of these properties during the first quarter of 2001, the Company allowed its non-recourse debt holders to initiate foreclosure proceedings on three of its owned hotels. During the foreclosure proceedings the Company's lenders placed Hallwood Hotels, Inc. and Brock Suite Hotels, Inc. into receivership. Hallwood Hotels and Brock Suite Hotels are both subsidiaries of the Company. Accordingly, the subsidiaries' placement into receivership results in an Event of Default under Section 501(e)(ii) of the Indenture. Furthermore, the Company's failure to notify the Trustee of this Event of Default within 5 business days of its occurrence results in an Event of Default under Section 501(c) of the Indenture.

Acceleration of Principal and Interest Payments
-----------------------------------------------
According to Section 502 of the Indenture, acceleration of the Debentures occurs automatically upon the happening of an Event of Default under Section 501(e)(ii)(A) of the Indenture regardless of whether the Trustee or the Holders declare such acceleration. Accordingly, because an Event of Default under
Section 501(e)(ii)(A) has occurred, the outstanding principal of the Debentures together with any accrued interest is immediately due and payable.

Waiver, Rescission and Direction to the Trustee
-----------------------------------------------
While acceleration occurs automatically in the case of an Event of Default under
Section 501(e)(ii)(A), the Indenture provides the Debenture Holders with the option to waive the Event of Default and to rescind and annul the acceleration and its consequences.

The Trustee has notified the Company that acceleration occurred automatically in the case of the Event of Default under Section 501(e)(ii)(A). Section 513 of the Indenture provides that the Holders of a majority of the outstanding principal amount of the Debentures (the "Majority Holders") may waive the Event of Default and its consequences on behalf of all of the Holders. Under Section 502 of the Indenture, if the Event of Default is waived and certain other requirements (including but not limited to (i) payments of all principal premium and interest due otherwise than by acceleration; (ii) payment of all amounts due and owing to the Trustee and its agents and counsel; and (iii) cure or waiver of all other Events of Defaults under the Indenture) are met, the Majority Holders may rescind and annul the acceleration and its consequences. Section 502 rescission requires that the Majority Holders contact the Company and the Trustee in writing in order to rescind.

It is the Trustee's understanding that the Company will be contacting you separately to request a rescission of the acceleration under the terms of
Section 502 of the Indenture and waiver of the events of Default under Section 513 of the Indenture.

The Trustee is not required under the Indenture to recommend what action the Holders should take in regards to the Event of Default and the resultant acceleration. The Holders make the determination of what action to take only on an individual basis upon the advice of their own financial and legal advisors. The Trustee makes no representations as to the accuracy of the information continued in any materials the

Company sends to the Holders soliciting their consent to rescission of the acceleration and waiver of the Events of Default.

According to Section 512 of the Indenture, the Majority Holders have the right to direct the Trustee as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Retention of Counsel
--------------------
The Trustee has retained the law firm of Vinson and Elkins, L.L.P. to represent it in connection with the Event of Default. The firm's address is 2300 First City Tower, 1001 Fonnin, Houston, TX 77002. The principal contact of Trustee's counsel is Patricia Hunt Holmes and her phone number is (713)758-1018.

Trustee's Mailing List
----------------------
The Trustee is sending this Notice to persons identified as Holders by State Street Bank and Trust Company, as Securities Registrar for the 10% Debentures or identified by DTC as being a beneficial owner of the 10% Debentures. The Trustee is not required by the Indenture to send Notice to persons other than Registered Holders. Nevertheless, we realize that many of the 10% Debentures are held or registered in names other than the actual names of the beneficial owners. In order to facilitate future communications between the Trustee and the owners and for the purpose of receiving direction from the Holders, the Trustee requests Holders of the Debentures who have not already done so to identify themselves by sending a letter or postcard to the Trustee stating the Holder's name, address, and telephone number, and listing the Debentures held by them and the numbers and denominations thereof. Individual holders of the Debentures in registered form who already have identified themselves to the Trustee and also have not changed their address or telephone number need not do so again. Beneficial Owners may want to consider having their Debentures registered in their name.

Communications to Trustee
-------------------------
If you wish to contact us regarding the Debentures or the contents of this Notice we ask that you do so in writing directed to:

                           Bank One, N.A.
                           OH1-0181
                           100 East Broad Street
                           Columbus, OH  43271-0181
                           Attention: Eamon Fahey, Account Executive
                           (614) 248-5579
                           (614) 248-5195 (FAX)

Very truly yours,
BANK ONE, NA